As filed with the Securities and Exchange Commission on October 22, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANMI FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	95-4788120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Hanmi Financial Corporation

3660 Wilshire Boulevard, PH-A

Los Angeles, California 90010

(213) 382-2200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Amended and Restated Hanmi Financial Corporation 2013 Equity Compensation Plan

(Full title of the plan)

C. G. Kum

Hanmi Financial Corporation

3660 Wilshire Boulevard, PH-A

Los Angeles, California 90010

(213) 382-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark J. Kelson, Esq.

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, California 90067

(310) 586-3856 (phone)

(310) 586-0556 (facsimile)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	1,500,000	$17.50	$26,250,000	$3,381.00

(1)	Shares of the Registrant’s common stock reserved for issuance under the Amended and Restated Hanmi Financial Corporation 2013 Equity Compensation Plan (the “2013 Plan”).
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the 2013 Plan by reason of any recapitalization, stock split, stock dividend, or other similar transaction effected without receipt of consideration where the Registrant’s outstanding shares of common stock are increased, converted or exchanged.
(3)	Calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price per share and the proposed maximum offering price are based upon the average of the high and low sale prices for the Registrant’s common stock on the NASDAQ Global Select Market on October 17, 2013.

INTRODUCTION

Hanmi Financial Corporation (the “Registrant” or the “Company”) has filed this Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”) to register 1,500,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), issuable pursuant to the Amended and Restated Hanmi Financial Corporation 2013 Equity Compensation Plan (the “2013 Plan”), and such indeterminate number of shares as may become available under the 2013 Plan as a result of the adjustment provisions thereof. The 2013 Plan was approved and adopted at the Company’s 2013 Annual Meeting of Stockholders held on August 23, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is not filed as part of this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed with the SEC:

(a)	The Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012, as filed with the SEC on April 30, 2013;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, as filed with the SEC on May 10, 2013, and for the quarter ended June 30, 2013, as filed with the SEC on August 8, 2013;

(c)	The Company’s Current Reports on Form 8-K as filed with the SEC on April 11, 2013, June 12, 2013, July 18, 2013, August 6, 2013, August 20, 2013, August 27, 2013, and August 28, 2013; and

(d)	The description of the Common Stock contained in the Company’s registration statement on Form 8-A, as filed with the SEC on April 21, 2000 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the General Corporation Law of the State of Delaware allows us, as a Delaware corporation, to eliminate the personal liability of our directors to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director has (i) breached his duty of loyalty, (ii) failed to act in good faith, (iii) engaged in intentional misconduct or knowing violation of law, (iv) authorized the unlawful payment of a dividend or approved an unlawful stock repurchase, or (vi) obtained an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the General Corporation Law of the State of Delaware further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The above-described Delaware limitation of liability provisions may not limit a director’s liability for violation of, or otherwise relieve us or our directors from, the necessity of complying with Federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

Article XI of our amended and restated certificate of incorporation eliminates the liability of directors to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future.

Article VI of our amended and restated bylaws provides that we shall indemnify our officers and directors and that we may indemnify our employees and agents in substantially the same manner as provided by Sections 102 and 145 of the General Corporation Law of the State of Delaware. Article VI of our amended and restated bylaws also provides that we may purchase and maintain insurance covering certain liabilities of our officers and directors and to ensure the performance of our indemnification obligations as described above.

We have authorized the entering into of indemnity contracts and we have provided insurance pursuant to which our officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Specimen stock certificate representing Hanmi Financial Corporation Common Stock (Previously filed and incorporated by reference herein from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 14, 2012)

4.2	Amended and Restated Hanmi Financial Corporation 2013 Equity Compensation Plan

4.3	Form of Incentive Stock Option Agreement under the 2013 Plan

4.4	Form of Non-Qualified Stock Option Agreement under the 2013 Plan

4.5	Form of Restricted Stock Agreement under the 2013 Plan

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of KPMG LLP (the Company’s Independent Registered Public Accounting Firm)

23.2	Consent of Greenberg Traurig, LLP (included in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (included on signature page to this Registration Statement)

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1)	To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on the 22nd day of October, 2013.

HANMI FINANCIAL CORPORATION

By:	/s/ C. G. Kum
C. G. Kum
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. G. Kum and Shick (Mark) Yoon, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ C. G. Kum	President and Chief Executive Officer and Director	October 22, 2013
	C. G. Kum	(Principal Executive Officer)

By:	/s/ Shick (Mark) Yoon	Executive Vice President and Chief Financial Officer	October 22, 2013
	Shick (Mark) Yoon	(Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Joseph Rho	Chairman of the Board of Directors	October 22, 2013
Joseph Rho

By:	/s/ I Joon Ahn	Director	October 22, 2013
I Joon Ahn

By:	/s/ John A. Hall	Director	October 22, 2013
John A. Hall

By:	/s/ William J. Stolte	Director	October 22, 2013
William J. Stolte

By:	/s/ Joon Hyung Lee	Director	October 22, 2013
Joon Hyung Lee

By:	/s/ Paul (Seon-Hong) Kim	Director	October 22, 2013
Paul (Seon-Hong) Kim

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen stock certificate representing Hanmi Financial Corporation Common Stock (Previously filed and incorporated by reference herein from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 14, 2012)

4.2	Amended and Restated Hanmi Financial Corporation 2013 Equity Compensation Plan

4.3	Form of Incentive Stock Option Agreement under the 2013 Plan

4.4	Form of Non-Qualified Stock Option Agreement under the 2013 Plan

4.5	Form of Restricted Stock Agreement under the 2013 Plan

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of KPMG LLP (the Company’s Independent Registered Public Accounting Firm)

23.2	Consent of Greenberg Traurig, LLP (included in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (included on signature page to this Registration Statement)